Exhibit 99.2

For Immediate Release

Behringer Harvard Acquires Prominent Tower
in Center-City Philadelphia

DALLAS, November 14, 2006 – Behringer Harvard announced today its acquisition of Three Parkway, a 20-story Class A office tower located at 1601-1645 Cherry Street in the heart of Philadelphia, Pennsylvania.

“Three Parkway is a solid central business district asset in one of the country’s top markets,” said Robert M. Behringer, chairman and CEO of Behringer Harvard. “Its historically high tenant quality and occupancy should provide us with stable returns that are consistent with our investment strategy.”

Three Parkway has approximately 561,351 square feet of rentable space. The office tower was constructed in 1970 and received major capital improvements in 1996 and in 2001 through 2005.

Located in the heart of Philadelphia’s primary office submarket, Market Street West, the property is near the Philadelphia Museum of Art, the Shops at Liberty Place, the Ritz-Carlton Hotel, the Four Seasons Hotel and the historic City Hall. The metropolitan Philadelphia office market is the fourth-largest on the East Coast and is home to 38 Fortune 500 companies.

The building is 90 percent leased to multiple tenants that include excelleRx, American International Insurance, Philadelphia Municipal Authority, Thermo Electron Corporation and Allstate. Management of the property has been awarded to Trammell Crow Company.

Behringer Harvard also owns Woodcrest Corporate Center in suburban Cherry Hill. Three Parkway was acquired by Behringer Harvard REIT I, Inc., which also holds assets in Chicago, Atlanta, Washington, D.C., Baltimore, St. Louis and Los Angeles, among other cities.

About Behringer Harvard

Behringer Harvard is an integrated commercial real estate company investing in assets domestically and internationally. The company offers strategic real estate fund opportunities across a wide spectrum of investment styles for retail investors, as well as domestic and international institutions, through its real estate investment trusts, partnerships, joint ventures and proprietary program structures. For more information, call toll-free 866.655.3600 or visit behringerharvard.com.

This release contains forward-looking statements relating to the business and financial outlook of Behringer Harvard REIT I, Inc., that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the offering documents for the offering of equity in Behringer Harvard REIT I, Inc. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Katie Myers Richards/Gravelle katie_myers@richards.com 214.891.5842	Jason Mattox Executive Vice President Behringer Harvard jmattox@behringerharvard.com 866.655.3600	Barbara Marler Marketing Manager Behringer Harvard bmarler@behringerharvard.com 469.341.2312

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